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Conference Call Transcript

NTL Incorporated - Q4 2005 Earnings Conference Call

Event Date/Time: Feb. 28. 2006 / 8:30 AM ET

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NTL Incorporated ("ntl") and Telewest Global, Inc. ("Telewest"), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Telewest's or ntl's future expectations, beliefs, goals or prospects constitute forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", and similar expressions or statements that are not historical facts, in each case as they relate to ntl and Telewest, the management of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. In addition to the risks and uncertainties noted in this document, there are certain factors, risks and uncertainties that could cause actual results to differ materially from those anticipated by some of the statements made, many of which are beyond the control of ntl and Telewest. These include: (1) the failure to obtain and retain expected synergies from the proposed transaction, (2) rates of success in executing, managing and integrating key acquisitions, including the proposed acquisition, (3) the ability to achieve business plans for the combined company, (4) the ability to manage and maintain key customer relationships, (5) delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed transaction, (6) availability and cost of capital, (7) the ability to manage regulatory, tax and legal matters, and to resolve pending matters within current estimates, (8) other similar factors, and (9) the risk factors summarized and explained in our Form 10-K reports and our joint proxy statement / prospectus relating to the proposed merger and related transactions. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest or any related transaction. In connection with the proposed merger and related transactions, ntl and Telewest have filed a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED TRANSACTIONS. The final joint proxy statement / prospectus was mailed to stockholders of ntl and Telewest on or about January 31, 2006. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, and other documents filed by ntl and Telewest with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, and each company's other filings with the SEC, may also be obtained from the respective companies. Free copies of ntl's filings may be obtained by directing a request to ntl Incorporated, 909 Third Avenue, Suite 2863, New York, New York 10022, Attention: Investor Relations. Free copies of Telewest's filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Operator

  Good day, ladies and gentlemen. Thank you for standing by and welcome to the ntl fourth quarter 2005 earnings conference call. My name is Carlo and I will be your coordinator for today's presentation. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today's conference, Brian Schaffer, with Investor Relations for ntl. Please proceed, sir

Brian Schaffer - ntl, Inc - IR

  Thank you, operator. Good morning or afternoon to all of you and welcome to our 2005 year-end results and merger update conference call. The presenters on today's call include Jim Mooney, ntl's Chairman, Steve Burch, our recently appointed CEO, and Jacques Kerrest, our CFO. Also with us today is Neil Smith, Telewest's CFO, who will become our deputy CFO upon completion of the merger. Mindful of our regulatory obligations, I would draw your attention to the Safe Harbor statement on slide two and remind you that some of the statements made today may be forward looking in nature and that actual results may vary significantly from these statements. I would also ask you to refer to our latest filings with the SEC for applicable risk factors. In addition, under the provisions of the UK takeover code, we cannot and will not be making any comments today regarding Virgin Mobile.

We have issued several press releases related to Virgin Mobile and I would draw your attention to those releases, as they include everything we can legally say on the matter at this point in time. As soon as we are able to make any additional public statements, we of course will do so. With that out of the way, I will now turn the call over to Jim. Jim.

Jim Mooney - ntl, Inc - Chairman

  Thanks, Brian. Let me start by taking you through today's agenda. First I will provide an overview of our strategy concerning our proposed merger with Telewest and our operational plans going forward. As you may know, the voting day for shareholders to approve the merger is set for this Thursday. We are looking forward to receiving approval and being able to proceed with the integration that will create the UK's leading communications provider. After my opening comments, Steve will then dive deeper into the planned integration and discuss his assessment of the merger and how he will go about integrating both companies. Steve will also discuss the key initiatives he has kicked off as we sit here two days from launch. Jacques will take us through the year-end results from ntl and Telewest. But let me first comment on some of the highlights. As we said at year-end, the fourth quarter started to show operational improvement.

ntl and Telewest added 236,000 total RGUs and consumer revenue was up slightly quarter to quarter at both companies. Triple play penetration continued its strong showing with quarter to quarter gains of two points at both ntl and Telewest. ARPU was essentially flat at both companies, as our joint initiatives of a triple play strategy, talk plan penetration, and cross-sell and upsell have kicked in. And we expect ARPU to continue to improve going forward. As you saw in the front page of our press release, the income statement from ntl was impacted by three largely non-cash charges and gains. These included a 9.2 million pound bad debt increase over the third quarter of 2005, plus about 3 million pounds of merger related costs and redundancy. The fourth quarter EBITDA was 12 million pounds lower than third quarter, essentially due to these same items. Below the EBITDA line we had a 22.6 million charge for provision related to vacant leasehold property, which hits the operating income line. I'll remind you that these vacancies were created over the past two years as reduced ntl headcount by over 5000 employees.

Finally, a hedging gain of 35.2 million pounds due to some favorable movements in some of our hedging transactions, which impacted our income loss before taxes. Outside of these accounting issues I just described, ntl's financial results were in line with what we had expected. Again, consumer revenue ticked up a bit and both business revenue and ARPU stabilized, as we impressively grew the RGU count. Telewest had another strong quarter, showing total revenue growth of 7.7% over the third quarter and increased their EBITDA. Business revenue for Telewest was also stabilized. And congratulations to everyone at Telewest. Jacques will take you through more details in a moment. Let me start by talking about the strategy that we are very busily implementing and turn your attention to slide five. This first slide summarizes the essence of our strategy, driven home by the merger with Telewest. As we look to integrate both companies, we are putting forward best of breed practices that will touch all aspects related to the merger.

As you go down this list, branding and marketing for the Company will be absolutely key. Branding is something we hope to have wrapped up within the next three months or so. On the marketing side, Telewest has done an excellent job in this regard and we are obviously copying them. They institutionalized the concept of the triple play in their sales and marketing department, where driving triple play penetration is their priority.

And you can see this in their results. We have been mirroring their approach and we, too, are realizing the same benefits. Both companies saw third party penetration go up two points in the fourth quarter. And as you all know, the churn is substantially lower as you go from a a la carte customer to a double play and through to a triple play. Our branch strategy will become very clear in the coming months. And it will be predicated at driving the most complete and the most competitive offering in the UK. Both companies continue to offer new and customizable product bundles.

This past quarter, ntl rolled out six value packs that are comprised of double and triple play products, with all of the duals requiring the customer to take a telephony product. But here, too, we are looking to upsell customers at the point of sale and we are achieving success in taking what would have been a dual customer and turning them into a triple play customer. Steve will show you the results in a moment, but our sales and marketing teams have done an excellent job in driving this and we expect this to continue as well. Taking a closer look across on a upsell, this past September we launched our base pack, which was introduced to compete with Freeview, where we previously did not have a product offering. We have been upselling these customers to our select pack at an impressive rate. And in a minute I will talk to the success we are having with our cross-sell and upsell efforts. It obviously makes it easier to cross-sell and upsell when you have a robust offering of products that meets consumer demands. To this point, we are continuing our rollout of VOD on schedule.

Telewest has now launched its HD compatible DVR and we will follow with the ntl rollout in the second half of '06. This rollout strategy clearly demonstrates our focus on delivering advanced RGUs to the marketplace. You'll see that impact as we offer more advanced RGUs and the impact it has on both companies' RGUs for subscriber metrics. You'll also hear us talk today about convergence. We believe that having a sound product plan for tomorrow's converged products will be a complete clear competitive advantage. One of the other advantages that Telewest brings to the table is their quality portfolio of content assets. As convergence continues and innovative technologies continue to be developed that enable consumers to control their own viewing habits, including when and where they want to watch their favorite programs, controlling content will be an important aspect of this.

This will be further supported by having an effective wireless offering, which will assist in both the delivery of content as well as contribute to the concept of convergence. There are other applications of content that we've yet to discuss, including various types of existing and developing portable devices. We intend to be on the forefront of these additional content delivery platforms, while also continuing to enhance our more traditional television platform. Again, our goal is to have the best and broadest telecommunication product offering in the UK. Our focus going forward on margins is something we have talked about in the past. Our first order of business in this regard is again to drive the best of breed processes and offerings, which will allow us to take advantage of the abundant synergies available. Then margin expansion through cost reduction and a return to revenue growth. And I am confident we will get all three of these right.

One of the aspects of the merger that we don't really focus on that much is the cash flow story. Returning growth while significantly expanding margins, will produce very solid cash flows. And this will open up a myriad of opportunities to return value to shareholders. We will look at all options to do this, including long-term share repurchase program, possible use of a dividend, and prudent investments. And of course, as part of this use of cash, we will remain committed to lowering our debt while exploring other uses of cash to enhance shareholder value. Also key to our intentions of putting forward the best of breed processes and executing will be the management team responsible for this merger. If you look at the next slide, you'll see the great progress we've made. We have taken the best people from both companies and brought in key executives from the outside who will help us merge the two companies together as quickly and effectively as possible.

The addition of Steve Burch to the Company was a key appointment. As you may already be aware, Steve brings to ntl an unparalleled 26-year career entirely in the cable sector, working for the past 17 years at Comcast Corporation, where he oversaw numerous integrations of assets, including what is looked upon as the gold standard, the Comcast merger with AT&T Broadband. In a minute, Steve will tell you more about his background and what he brings to the table. Steve will also be surrounded by a number of impressive executives. This includes the appointment of Neil Berkett as our COO. As I have previously said about Neil, he is a top-notch executive who has an extensive transactional background. In his tenure to date, Neil has proven to be invaluable and he has his very able arms around ARPU and the cost reductions. And I'll tell you, he has my complete confidence in watching him in action.

Jacques Kerrest will continue as ntl's CFO. Jacques has been instrumental during his time with the Company, currently ensuring the financing for this transaction is in place, which we know is no small feat. As we progress through the integration, Jacques will be working side by side with Neil Smith, Telewest's current CFO and our future deputy CFO when the transaction closes. Neil is charged with driving the synergies we have previously discussed alongside responsibilities for divisional and commercial finance functions, which are critical to our profitable growth. Neil's function is one of the most important for the combined Company during the integration period. I also want to highlight two new appointments to newly created positions, that I believe will significantly benefit the combined Company.

First off Ernie [Cormie] was appointed to the new role of Senior Vice President of Corporate Strategy. Ernie joins us from Nextel Communications in the U.S., where he was responsible for business and product strategies, marketing and business development for a wide range of products and services. Ernie also took special responsibility for developing new businesses and strategies, reflecting and exploiting converging industries, such as mobile, broadband and internet. I worked closely with Ernie at Nextel and am very excited about his joining our team. And secondly, we recently appointed Malcolm Wall to the position of Chief Executive of Content. Malcolm comes to us after serving as COO of United Business Media, where he had extensive content experience as well as being on the board of Channel 5. Malcolm will be responsible for the day to day running of Telewest content business and overseeing its integration with ntl.

So without going through all the other names in this list, you can see we have a very balanced management team based on rewarding those who have done an exceptional job in their respective roles at ntl, Telewest, and elsewhere. And I have great confidence that we now have, for the first time, the management team in place that will help us achieve great success. Success in driving growth, in driving the cost and expense reductions through process improvements and synergies that will drive the EBITDA and cash flow acceleration that we have planned for 2006, that will integrate our strategies and product offerings and have us poised now on the verge of doing some exceptional things. Let me now talk about the process and fusion on the next slide. As I keep stressing, we are looking at ensuring that all of our decisions going forward, related to all aspects of our operations, are done so by implementing best of breed processes. Howard Watson, our CTO, is instrumental in driving this process.

Here you can see the level of depth on this chart we are already applying this mind-set to, everything from sales, to provisioning, to segmentation is going under review led by Neil Berkett and Howard and their teams. When you take a top flight management team and apply these best of breed processes to a strong underlying business, what you do is you create for yourself the opportunities to grow the business but to make it more efficient, to drive customer satisfaction, and to redefine your cost structure, which will of course lead to margin and cash flow expansion. So simply said, our goals that will redefine the customer experience by making these processes best of breed, at the same time we drive costs out of the combined Company. If you go to the next slide and look at the top-line and our growth opportunities, we really have a number of key options for growing the business. Individually, both companies have been exploring the opportunities you see on the slide. And what we're looking to do now is refine those strategies as a combined Company.

Take cross-sell and upsell, something we've been both focusing on over the last year. You can see the results of these efforts, as our fourth quarter at ntl demonstrated a record quarter for upsell and cross-sell additions. Of the 472,000 gross RGU additions, 185,000 or 40% were the result of cross-sell. And that's up from the third quarter, where we had 167,000 gross RGUs as a result of cross-sell and 122,000 a year ago. We fully expect this trend to continue throughout 2006. Next, as you can see on the slide, the potential for growth in the under penetrated broadband and pay TV markets is there and our ability to introduce selected price increases along the way. Both companies continue to develop and launch a wide array of advanced RGUs. And this includes products for all three of the main product categories. In the shorter term, rollout of VOD, SVOD, DVR and HD.

Obviously, both companies have been offering the triple play for some time now, but the focus is now on offering various triple play packages that suit a wider proportion of our subscriber base. And one way we are addressing this is by offering our family packs, the initial offering with six packages offering bundles. As we go forward, we are also looking at offering various ways regarding the quadruple play. I've already briefly touched upon branding and will say again that we're working toward a unified brand and expect to have a decision made within the next several months on rolling out that brand. We continue to work on some very exciting plans here. As I will discuss shortly, Telewest content assets present us with a number of opportunities. And we are exploring how we should best utilize those going forward. So if you turn to the next slide, you can see the next area we're particularly excited about when it comes to growth. Both companies are making significant progress in this area and our progress will be enhanced as a merged Company.

So let's look at product development and convergence. Both companies have planned fairly aggressive product rollout for this near and next. The key takeaway is all of these products are designed to drive ARPU and reduce churn. They also further establishes in the consumers' home and provide a platform for product convergence. So you set the foundation now, which will enable us in the not-too-distant future to drive the whole concept of the a home networking strategy. We have a network that can accommodate a whole rollout of additional products and services without massive spending or buildouts. And this is an area where we continue to have a clear competitive advantage. You can see on this slide the rollouts already planned and underway and what the future holds for us. Ernie Cormie, again, brings world class product development knowledge to the table. He is already working on some very exciting convergence platforms. In addition to product rollouts, we will also look to further our growth opportunities by leveraging our content assets. Let's look at that on the next slide.

As you're aware, Telewest content offerings come in three pieces, Flextech, the joint venture with UK TV and the BBC, where Telewest owns 50%, and the sit-up channels. As I mentioned, Malcolm Wall has joined us, and I'm very pleased to have his expertise to lead us here. We want to increase the scale and leverage of our content assets and use them as a weapon against our competitors, some of whom, Sky in particular, have used content very well in the past. While we're very bullish on content, it doesn't mean we have to own 100% of it to control it, so we're looking at working with a partner on that and creating a strategic partnership to increase both our scale and our leverage. There's a great deal of desire out there from other content owners to work with us. So as you can see from the slide, we're looking at FAPLE soccer rights, we're very involved in that process as well as looking at additional movie content.

As you know, we do not currently own any premium content, whereas one of our key competitors does. And we will continue to address that imbalance. And as I just said, we're doing that with a lot of focused attention. We will also continue to support our existing channels with investment and to grow their value through successful home grown programming, therefore reducing the reliance on acquired programming. Flextech has already had a great deal of success in this regard and we're confident of their continued progress. If you turn to the next slide, I want to just point out what we believe is our first mover established leadership position. As I've already noted about the importance of the bundle and offering a wide array of differentiated products and services, we also benefit for being a leader in offering the triple play. So as we add new aspects to this bundle, I believe this leadership will be enhanced.

This slide demonstrates the strength of our competitive position as a combined Company. Simply put, the result of this merger is a Company that gives us an unmatched competitive position for all service offerings, broadband, TV, telephony, and packaged offerings. We recognize that some of our competitors in these categories maintain a strong competitive position, but none maintained the depth in all the categories in the same way that we do and a depth that we will only increase. As some competitors begin offering products they have not previously offered, they'll be introducing those products into a market where we offer superior products. And as a combined Company offering the best of both companies, we believe we will only increase our lead in these areas. So adding content, leading with new product introductions, and superior branding, all on the drawing board for very quick implementation, will make UK Cable a very tough competitor.

When you take everything I've said, and I apologize for taking so long, but I thought these were important points to make as we head into 2006, and you look at our capital structure, the creation and the driving of the new growth opportunities, in concert with the synergies we're building into the business, will surely drive significant free cash flow. While we haven't provided guidance yet as to exactly how much free cash flow we will generate or how it will be allocated, we do have a number of options and you can see these on the chart. And again we will explore all of these options and utilize those in whatever combination makes the most sense. From the review of our strategic positioning I've just provided, I firmly believe that we have the talent, the collection of assets, and the integration plan in place that will enable us to successfully integrate both companies and realize significant cost savings.

I'm now going to ask Steve to talk about his background, what brought him to ntl, and outline his vision for implementing the strategies I just outlined for you. It gives me great pleasure for the first time to turn over the mic to Steve Burch, our CEO.

Steve Burch - ntl, Inc - CEO

  Thank you very much, Jim. It's a pleasure to be here. Before launching into my plans for the integration, I first wanted to provide an overview of why I joined ntl and what I bring to the table. As Jim indicated, I came to ntl after having sent my entire professional career in the cable industry, with much of the time spent at Comcast. When I left the Company, I was President of the Atlantic division, where I was responsible for nearly 4 million customers and oversaw the division's full operations including finance, customer service, human resources, marketing, technical operations, engineering, and et cetera. Throughout my entire career at Comcast, I participated in integrations of millions of subscribers in markets all over the United States. However, it was my last role at the Company when I take the most pride, relating to our integration experience with AT&T, where nearly 2 million subscribers, within my division, were integrated over 18 months.

I view my integration experience as one of the more valuable assets I bring to the table at ntl, and it will be my major priority until the integration is completed. With that, let me jump right into some of the numbers and running through the integration priorities and objectives that Jim had already outlined. On slide 14 you'll see that. All the priorities and objections this slide, I have experienced throughout my career on more than one occasion and I'm going to apply that experience here at ntl. Back in the fall when we outlined our synergies, now I am looking at what we can do to make them even better. We can speed them up and we can identify additional synergies that can be achieved. If while at Comcast we integrated more subs on a faster basis with disparate networks, then I don't see why the same can't be done here where we have more similar operating models, product offerings, and, more importantly, similar plants.

To recognize these additional synergies on an expedited timeframe, we have to implement best of breed practices, as you heard Jim discuss earlier. This is what I'm looking to do now. Find out where we need to improve our processes in fusion and then see what it needs to be to get it done. Simply put, we must employ the strategies that are proven to work and we must improve our customer care. Also on my priority list is continuing the trend that you've seen at both companies of driving RGUs, introducing great new products and ultimately strong ARPU, while we reduce our churn. Jim outlined some of these weapons in our arsenal to do this. In a few minutes, I'll talk about some more specifics.

Let's take a look at the base we're going to work from with the next slide. You can see that broadband in both companies has been a very powerful growth engine for Telewest and ntl and we expect that to continue. What we need to do is stimulate growth in television and telephony as well. Telewest, in fact, had just had a great quarter, the best in four years. We want to spread that success across the entire merged Company. The opportunity is there for growth in all three categories. We just need to ensure that what we have the right strategies in place to ensure that this will happen. In broadband our combined penetration is 23%. UK internet penetration is considerably higher at 62%, showing that there is significant growth potential.

Owning our own state of the art network gives us service advantages. We do not have to rely on BT or any other resellers. This allows us to continue to lead in speed upgrades. We will also be introducing new initiatives to upgrade customers to higher value products through content, security features and the like. In pay TV, the UK is still relatively under penetrated and we believe our bundling strategies and advanced new services will give us competitive advantages over our competitors and help us grow our penetration. In telephony we've had some great success in migrating customers to flat rate packages and that continues today. We'd also like to be able to offer mobile in the future to help address fixed and mobile substitution.

One of the keys to growth is to continue offering products and services that are differentiated and unrivaled. We do that today and we must continue to do so going forward. At the same time, we cannot take our eyes off strengthening our existing product base. To that end, you have seen us enhance existing products and introduce new products at the lower tier to do this. An example would be the launch of our base pack designed to mitigate the loss to Freeview. Just six months ago, we didn't even have such a product. When you introduce products of this nature and have an effective upsell and cross-sell strategy in place, you can take these substitutions and turn them into higher ARPU, contributing to more money and lower churn as this occurs.

On the other end of the spectrum would be our launch of advanced bundle offerings, such as value packs, the upgrade of our broadband offering to 10 mega-bits as standard and other broadband enhancements and other products and services that we are currently exploring to foster product convergence. Providing more products and services to customers demand will further drive our triple play and our ARPU, as we discuss in the next slide. I'd like to spend a few minutes on this one as it demonstrates the success both companies are achieving with triple play penetration. It also underpins our ability to drive ARPU and reduce churn going forward. As you are aware, triple play customers have the lowest churn and the highest ARPU. First off, we here at ntl and Telewest are not new to offering the triple play, like many of the MSOs in the U.S. We have experience and we know what it takes to make it work.

Our focus now is customizing the product offerings within the triple play to appeal to a more diverse base. What I mean by that is that instead of offering one telephony offering as part of the bundle, like an all-you-can-eat local talk plan, we are looking at other plans to include in the bundle, such as an all-you-can-eat international talk plan. In addition to driving ARPU, offering the triple play provides a platform for additional content to provide entertainment and communication services. Jim discussed this in great detail earlier with the concept of convergence. What is not reflected in the chart on the left is the increase in the triples at the point of sale. As both companies, and ntl in particular, continue to improve cross-sell and upsell, we should see a continued improvement in triples at the point of sale. Telewest triples at the point of sale for the quarter was 34%, while ntl we're at 23% and rising, which is an improvement over what we'd done in Q3.

As we discussed earlier, we at ntl have incorporated Telewest's initiatives and policies that drive the concept of institutionalizing the triple play. So far we have seen improving trends and we are encouraged by this. It will be a major focus of my tenure. Part of our success is based on our history of successfully marketing and selling bundles that meet the demands and needs of consumers, as well as our years of offering the three components. As I noted, the positive impact the triple play has on ARPU. So let's take a look at the ARPU initiatives. Since joining the Company, I've studied both ntl's and Telewest's various product ARPUs. Clearly the trend at ntl over the past year cannot continue. As we have seen this quarter, ARPU has stabilized. Jim made it clear to all of you on the past that ntl ARPUs must improve and I too will be working on this as one my top priorities.

At Comcast we had some of the highest product ARPUs as in the industry and we will continue to ensure that here at ntl Telewest that this becomes our circumstance. While I am not prepared to give you ARPU guidance, I will outline a number of the initiatives we have underway and others that will begin as the year progresses. Prior to my arrival at ntl, Jim and his team began setting the table for return to ARPU growth. This includes the higher focus on RGUs over simple net additions. You can see some of the results of this in the Company's RGU additions over the past three quarters, as well as in the impressive sequential growth of RGUs per subscriber, which increased from 1.96 in the third quarter to 1.99 in the fourth. This may not sound like much, but when you consider that three pounds of the ARPU difference between ntl and Telewest can be explained by a mere 0.18 spread in the number of RGUs per customer, as was the situation last quarter, you can see why our sequential increase is meaningful. This is one of the reasons why we've made driving ARPU a priority.

Going down the list, you can see the specific ways in which we expect to be able to grow ARPU for the long-term. As Jim indicated, some of the items on this list are obvious, but things we simply could not do before or do effectively enough to make a difference, we now can do or will be doing shortly. We are increasing the number of bundles we offer, with a heavy emphasize on triple play. We also have a number of other dual product bundles that are practically customizable based on a consumer's needs. It isn't simply one size fits all, because when that happens, a subscriber is more likely to pass then to pay for something they don't need or want. But again, our focus is on the triple play. So when a potential customer calls us, we try to upsell them at the point of sale. And you can see that in our increased selling rate at the point of sale, that I just received, that the results are encouraging.

Another initiative that has been underway that has been our focus of moving telephone subscribers to a fixed rate talk plans, which offsets declining telco usage and provides for a more consistent revenue stream. Talk plan penetration continues to get stronger each quarter. Right now our plan stands at 38%, close to Telewest's 40%. But more impressive is the fact that over the past three quarters, on a sequential basis, talk plan penetration has increased 17% since the first quarter of 2005. That says something very powerful, that we are making steady progress in offsetting lower telco usage caused, in large part, by fixed and mobile substitution, which is something from everyone, from Telewest to BT, is experiencing. But we are making some of the best strides in overcoming this phenomenon. We are also offering a greater number of talk plans. Here to we are offering an increased number of talk plans to appeal to a wider customer base.

An easy way, assuming you have the product portfolio to drive ARPU, is to offer increased amount of must-have products and services. In 2006, we have plans to make great strides in this area. I won't get into this too deeply now, because Jim's already addressed it, but we have a number of product launches already underway and planned throughout the year that our competition does not currently offer, or will not be able to offer because they simply don't have the plant to do so. It's that simple. The rest of the items on this page are fairly self-explanatory, but they all help considerably in driving ARPU. The last point I want to make about this slide is the potential for adding mobile to the bundle. Jim indicated we can't get into specifics here, but we are obviously believe that the benefits of adding wireless to the bundle will do a lot for ARPU.

On to the slide regarding cost synergies. I'm very, very comfortable with our ability to meet our targets for cost synergies. My focus is to find ways to further drive cost synergy recognition and to reduce the timeframe in which we recognize these synergies. Since we have already discussed the phasing of the synergies in the past, I'm not going to run through those again. What I want you to walk away with from this slide is that I am very comfortable with the numbers. And I look forward to being able to increase the timing and the size of the synergy recognition. Another critical component, of course, is our customer care. Our ability and need to improve customer care is one of my highest priority. As you are aware, it doesn't matter how many products and services you offer if there's no one to take them because you don't have customer interest or you've lost customers due to poor service, you can't do anything with your business. Here, too, we are looking to take the best practices from both companies, as well as other industries where customer care is crucial, and implement these practices in the combined Company.

The way I see it, there are several ways in which you can vastly increase your customer care that also have positive repercussions throughout other aspects of the business. The first point I want to make is the unified billing platform. More specifically, I mean getting ntl onto Telewest's platform. Initially this is something we weren't targeting until further down the road in our integration plans. However, I have seen firsthand from previous experience the importance of having a single billing platform. Any time you touch the customer, you increase the risk of disrupting their care. ntl has had this problem for some of time, particularly last year when the Company started transitioning customers to its Harmony platform. This time around we will take Telewest's lead. Telewest has successfully moved closer to a single billing platform and will be on one platform by the middle of this year. To this end, I am personally looking to accelerate the project of consolidating into one billing system and I expect this project, instead of taking three years, to have been completed within 14 to 15 months.

The second point is the consolidation of our call centers. Peter Wilcock, who has serve as MD for customer sales and service of the merged Company, has already been part of the consolidation of call centers. At ntl he oversaw the consolidation of 13 centers down to three. And Telewest, I believe, has gone down to two. The third point is we have a solid base on which to build. At ntl we have been making strides. Telewest, which is ahead of us, has won prestigious awards and the important J.D. Powers Courtesy Survey. They also won Contact Center of the Year award. We will use their best practices to improve customer service at ntl. ARPU and churn go hand in hand. In an annuity business like ours, you can't afford to have high levels of churn. This can't be allowed and we are addressing how we intend to reduce churn to the levels that we were previously comfortable with. Telewest has done a better job and recently saw significant reduction in Q4 to 1.2% . Now obviously, there's always going to be a certain amount of churn as customers shop on the basis of price or move. Even this can be reduced, however, by offering a differentiated product that can't be replicated through proper upsell and cross-sell initiatives.

As I just addressed with ARPU, in regards to increasing the number of customer driven advanced RGUs that we offer, we also create product bundle stickiness. We are all aware that the more products a customer takes, the less likely they are to churn. This is another reason why we are focusing more heavily on RGUs over net adds. As you heard from the Company throughout 2005, churn will continue to benefit as a result of our increased focus on imposing tighter credit policies. More specifically, the aspect of churn referred to as non-pay, or those who sign on and have no intention to pay for our services, will be better screened at the point of sale to ensure that they never become customers. Or if they do, it will only be after they are required to pay a deposit. The implementation and cleaning up of our customer base will better position us when we are a merged Company. Historically, as you know, Telewest has been much stronger in this area, and we look forward to implementing their credit risk and control strategies in ntl.

Last, we will benefit from the aspect of churn that impacted ntl's results this quarter, unusual levels of mover related churn. Now when a customer moves, there is a greater likelihood that they will end up in a Telewest system or an ntl system going forward. We don't have exact numbers, but we certainly believe this will be a benefit to the combined Company. Moving on to slide 21 business division. Before we do anything to improve our business division, we are already in a very strong position. As we've already noted, we have a state-of-the-art high bandwidth network that can service the needs of today's and tomorrow's business customers. And we are doing this at a very profitable position, being number two in addressable areas for profitability and cash flow. And as you can see on the next slide in a moment, we have a stabilized business revenue. What I want you to take away from this slide is the opportunity for future growth. We have a very nice selection of opportunities to choose from that run the full gamut. We have the ability to further leverage our network during the day, when our network is most under utilized, and to deliver advanced high intensive applications given the lower daytime network traffic level.

One of the benefits of our being a merged Company is the ability to expand our sales channel and really make business growth a reality. But in order to do this we have to first stabilize revenue, which we believe has been achieved. On slide 22 is a better reflection of that. The business division represents another opportunity going forward to drive more revenue contribution back into the main business. In the past, we've made it clear how difficult the business environment is these days, but we are making progress and this is reflected in our results. For three quarters now, both companies have been delivering stabilized revenue. The reason for our ability to first stabilize, and now look to start turning around our business, is customer and product demand on both the retail and wholesale sides of the business. Driving this trend at both companies has been the demand for Ethernet services and new product offerings.

Before I turn the call over to Jacques to provide our financial review, I wanted to say that during my brief time with the Company so far, everyone I have spoken with is excited about this merger, certainly including me. We are eager to move forward, extend our lead as to UK's leading communications provider. I hope I've given you some sense of how we're going to make this happen, and you'll be hearing from all of us going forward in the future. Thank you very much for your time. Jacques, your turn.

Jacques Kerrest - ntl, Inc - CFO

  Thank you , Steve. I'm going to take you through a review of our financial results. I'm not going to spend a lot of time on it as many of our strategies have already been discussed, and by now you've seen our joint earnings press release issued this morning. To the extent that additional clarification is needed to explain our results, I will do so starting with ntl's net loss on slide 24. As this slide shows, OCF, which we define as operating income before depreciation, amortization and other charges, decreased 7% to 155 million compared with Q3, 2005. It is important to note the following charges impacted Q4, 2005 OCF. First, a 9.2 million bad debt charge increased over Q3 2005, second, 1.8 million pounds in Telewest related merger costs, and third 1.1 million in redundancy costs. The bad debt increase was a result of the substantial increase in gross additions throughout the last half of 2004 and the first half of 2005. ntl has since implemented tighter credit policy and placed a higher emphasis on bundle RGUs over single RGUs, and we would expect this to feed through to lower bad debt in the future.

As the column to the far right indicates, Q4 2005 operating loss includes a charge of 22.6 million relating to the increase in the provision for vacant leasehold properties. ntl had several properties which have been vacant for a number of years following previous restructuring events. The provision held against the expense of owning these properties, while they remain vacant, has been reappraised, taking into account the lack of interest from potential tenants. Consequently, the provision against these properties have been increased by 22.6 million to 45.3 million at the end of the period. And last from continuing operations, we are 56 million compared to a loss of 52 million in Q3, 2005. The increased operating loss has been offset by foreign currency transaction gains of 35 million together with a reduction in interest expense due to the debt repayments made during 2005.

Let's now take a look at our sequential performance on slide 25. On a sequential basis, ntl total revenue was basically flat with consumer revenue up modestly and flat business revenue. We have now stabilized business revenue, which was previously declining on a year-over-year. The reason for this is, again, the strong demand primarily for our Ethernet offerings. SG&A picked up sequentially due to the bad debt issue and certain costs related to our pending merger with Telewest. Telewest total group revenues were 435 million pounds for the quarter, up 31 million on Q3 '05, due to good growth in consumer and content, but mainly due to the seasonal uplift at setup. This uplift also had a positive impact on adjusted EBITDA at setup, but this was fully offset by higher seasonal programming spent at Flextech. Growth in cable EBITDA led to 1 million

EBITDA growth for the group. On the next slide, our year on year performance is on slide 26. ntl consumer revenue during the quarter was driven by strong broadband growth for yet another quarter, which was offset by lower revenue in telephony and TV.

We have already discussed how we are beginning to stabilize telco revenue loss through the continued rollout and expansion of various talk plans. Business revenue of 105 million was down 16 million versus the same period last year. The reason for the year on year decline relates primarily to our acquisition of VirginNet, which was formally a third party wholesale customer but has since been moved into our consumer revenue category. We are seeing strong demand and subsequent growth from our Ethernet offerings. Taking a look at Telewest's income statement, their year on year pro forma income statement, which has been prepared as the setup was acquired on January 1, 2004, showed consumer revenue growth of 5% due to profitable customer acquisition driven by broadband and triple play services.

Business revenue was flat at 63 million and have been relatively stable at this level for the past several quarters. There has been a strong year on year growth in the content divisions, with revenue up 13% and setup revenue has increased by 4%. 4% total revenue growth combined with flat SG&A helped grow year on year adjusted EBITDA by 5%. Telewest's recent strong financial and operational performance bodes well for the future of the merged Company. Much of its expertise, practices and processes and, more importantly, the key people are striving to deliver this and more for the new Company. On the next slide, we'll take a closer look at our free cash flow on slide 27. As Jim indicated earlier, we don't think people focus enough on our solid foundation, which provides us with free cash flow opportunity going forward. ntl generated 171 million of free cash flow during the year and Telewest reported over 233 million pounds. However, the timing of cash interest payments partially explained the difference between the two companies.

Now let's take a look at our debt structure, slide 28. This slide shows our debt structure at the quarter end, as well as structure one and structure two relating to our proposed merger with Telewest. Many of you have asked about the private letter ruling with the IRS as it relates to our ability to finance the 1.8 billion pounds needed to purchase Telewest shares and finance either in the UK or the U.S., with the former providing us with a cheaper alternative. We are continuing our dialogue with the IRS. However, at this time, we cannot say if and when we will receive a favorable outcome. We do not need to delay the closing of the merger pending this outcome, however. And assuming that we receive shareholder approval this week, it is our intention to close the transaction as soon as feasible following the vote. And with that, I will turn it over to Jim for some closing remarks before we take your questions. Jim?

Jim Mooney - ntl, Inc - Chairman

  Thanks, Jacques. So we went over a lot this morning and let me just summarize it. I think it's clear we now have a very strong and solid management team with the addition of Steve and the rest of the team. So, when you look at our laundry list of must dos in terms of growth, a return to growth is absolutely essential for the Company in terms of revenue, that's obviously driven by ARPU expansion, by RGU growth, and by having the right new products at the right time. Those are all clearly on our road map to deliver as we go into 2006. On brand and marketing, stay tuned to this space as we rollout an exciting new UK Cable brand that will leverage the strengths of both companies as well as the bundled offering. Combined with top-line growth is the execution on the 250 million pounds of synergies and driving those expense reductions.

I'll remind you that that 250 million is still less than 10% of the total cash spend that the two companies outlay each year. So we feel that is very doable and Steve and his team, led by Neil Berkett our COO, are all over that. That will obviously drive margin expansion. And when you execute on that, in fact, it drives world class margins as good as anyone in the globe. And then back to the free cash flow generation that Jacques and I talked about. So I think we have a very solid game plan, one that we are very excited about executing as we go into 2006. The team is prepared to do that. And the 2005 results, in terms of the metrics, put us in good position to take advantage of the rest of the opportunities going forward, as both companies posted very solid RGU and metric growth, triple play penetration, et cetera. So we're excited and we're looking forward to 2006 being a very successful year. With that, let me ask the operator to open up the line for questions for the team.

Q U E S T I O N   A N D   A N S W E R

Operator

  Thank you, sir. [OPERATOR INSTRUCTIONS] Our first question is from the line of Aryeh Bourkoff with UBS.

Aryeh Bourkoff - UBS - Analyst

Good morning. Just a few quick ones. Jacques, just following up on what you said about the bridge and the timing and the IRS ruling. So if you close the deal, do you have to go to market with a bridge before you get the IRS ruling or can you wait till the ruling comes back? And when do you expect that to come back? Is kind of April, May time frame a fair assessment of that? Second of all, you mentioned, Steve, you mentioned about that you think that your mission is to improve on the timing and the size of the synergies. I was wondering if you could elaborate on that timeframe or sort of magnitude of that. And then third, with respect to Virgin, when we can potentially have more clarify on Virgin and can you confirm that the NOLs at ntl can be used to offset any taxes at the Virgin entity that comes with it. Thanks.

Jacques Kerrest - ntl, Inc - CFO

  Thanks, Aryeh. The question about the IRS, first of all, we expect to hear from the IRS by April and May. The question about the bridge, we are obviously going to take the bridge to close the transactions. And this bridge can be taken down for a year before we convert it into a more permanent financing. The question of the tax on the Virgin side, using NOL and our capital allowances, we will be able to shield any profits from Virgin.

Steve Burch - ntl, Inc - CEO

  First of all, it's nice to talk to you, and I look forward to meeting you, Aryeh. It's one of my objectives to take a look at the synergies and what's the proper timeframe and what's the proper number. Right now we're sticking with what the current plan is, but I'm really relying on my past experience to say will it take as long as it's been proposed and will it be greater than the number? That's something I am looking at right now. We'll have more information on that in the weeks and months ahead. I draw on a good deal of experience where this has been done before. The task is not that daunting, at least not to me, and I'm very optimistic.

Jim Mooney - ntl, Inc - Chairman

  Aryeh, the second part of your Virgin question, unfortunately because we're in the due diligence period governed by the UK takeover power rules and the SEC, we can't comment on that. I'll just refer everyone back to the previous press releases where we laid out a lot of the key components, including that we would use the Virgin brand to offer our quadruple play, if in fact the deal closed. But because we are in that due diligence period right now, that's all we're able to say about that.

Aryeh Bourkoff - UBS - Analyst

  Okay, thanks. Look forward to your continued progress. Thank you.

Jim Mooney - ntl, Inc - Chairman

  Thank you.

Operator

  And, sir, our next question is from the line of Ben Swinburne with Morgan Stanley.

Ben Swinburne - Morgan Stanley - Analyst

  Good afternoon, guys. How are you?

Jim Mooney - ntl, Inc - Chairman

  Good.

Ben Swinburne - Morgan Stanley - Analyst

  Steve, I thought it was interesting your comments on the billing system integration. I wanted to sort of come back at that because over the last couple years ntl has had a number of initiatives to bring the billing platform together and in some cases, I think, it may have ended up in some issues on operationally around churn or customer growth. You seem to be accelerating the timeframe to migrate the entire platform, Telewest and ntl, to a single system. Could you comment on sort of why you think that makes sense and if there are going to be implications to -- it doesn't look like you changed, in fact you didn't change the cost synergy in cost to capture line in the slides. So I wonder if you just sort of comment on which directionally if the acceleration of that integration means anything for what we should expect for the flow through of these cost savings over time. And I've got a follow-up for you.

Steve Burch - ntl, Inc - CEO

  Okay. Well the first part is we're actually going to go over to what Telewest's billing system is, so it's only essentially a conversion for the ntl group. Telewest is finishing up theirs now. From what I've seen with the three billing systems that ntl has now, it just doesn't give us the customer care support we need or really the information that we need. And what we've seen from Telewest is the system they have does. Maybe different decisions should have been made years ago, but it's not really relevant any longer. As I go through in my process of how to improve process here, how to get best of breed in place, how to improve the timing of the synergies, the billing system conversion comes up as a critical component, which is why I'm looking to move it up.

In terms of the cost, we haven't really looked at that yet. The conversion was going to take place in '07 anyway, or parts of '07, part of '08. Now it's part of '06, part of '07. We're looking at now if that will have some changes to the cost. It wouldn't be an overall change to the cost. It just might be at a different cycle. So we haven't yet quite finalized that. But I am very eager to make this happen sooner than later.

Ben Swinburne - Morgan Stanley - Analyst

  And then one follow-up on the television business. Obviously in the UK with Freeview, you have sort of a digital offering at the low-end of the price curve and TV ARPU has moved up and down sort of for both Telewest and ntl over the last couple quarters. Can you talk a little bit about how do you think about rate increases across the platform and how you think about mix within your TV business of the different tiers and how that may evolve over time in the different competitive environment you face in the UK versus what you had at Comcast?

Steve Burch - ntl, Inc - CEO

  From my background I've always been very supportive of price increases. I have to be a little bit more cautious here because it is a different culture and it is a different style. What I'm learning, though, is I think there is some opportunities there. We're going to be looking at that in the near future. The benefit we have in launching VODs, VOD, DVR, and in high defer TV, we're about a year behind where we were in the U.S. on those things. And those are wonderful tools at reducing churn. So far I don't have bold statistics on it, but I know Telewest has had -- I think part of the reason why their churn is lower than ntl's is because they went ahead and launched some of these products earlier. I think that's going to be a big help for us. That doesn't necessarily attract the low-end customer. But once we get some of them on with our package plays we can upsell them using these tools.

Jim Mooney - ntl, Inc - Chairman

  Ben, the other thing, as you know, we introduced the tiered triple play, which has sort of an entry tier to it with an entry level broadband pack price and product as well as TV and telephony. So that is aimed at partially and at the Freeview customer as well as the basic standalone TV entry level package. So that only works and that's only successful if your cross-sell, upsell strategy is working. As I indicated in my remarks, with 185,000 RGUs through that cross-sell, upsell strategy, we feel we've got that process really humming right now. So that makes you less reluctant to bring on an entry level customer because you have that ability.

Steve Burch - ntl, Inc - CEO

  Right.

Neil Smith - Telewest - CFO

  Ben, hi, it's Neil Smith. Just on the Telewest side, you'll see our TV [INAUDIBLE] was 20.64 in Q4, which will be in the K when it's filed. And we have put pricing through on the 1st of January for new customers and from the 1st of March for all existing customers, which is one panel on mid-tier and two panels really on the back of the launch of the VOD and incremental services that both Steve and Jim referred to. Great. Thanks so much.

Operator

  Our next question is from the line of Bryan Kraft with Credit Suisse.

Bryan Kraft - Credit Suisse - Analyst

  Do you think that there are going to be additional cleansing adjustments to subscriber counts resulting from the billing system migration? Or do you think you've largely worked through that at this point? And then secondly, on the one-time bad debt disconnects, are those pretty much complete do you think or do you think there are still some of those customers that you may have signed on a while back that are high risk that still may impact some of the future quarters?

Jacques Kerrest - ntl, Inc - CFO

  Thanks for the question. This is Jacques speaking. I think we have to be cautious on the bad debt. We obviously expect improvement in the bad debt going forward, but we have to be cautious because of the systems, the billing system issues that Steve has referred to. But obviously we will see improvement as we go along from quarter to quarter as here in 2006. Regarding the data cleanse, we've said, yes, a year ago that we are through the data cleanse and we have more data cleanse. I just need to tell you, and I think we've indicated somewhere, that for instance at this time we are looking at a definition of customers throughout each Company just to make sure that we count customers the same way at Telewest and ntl. So it may be that at the end of the day we might end up having to adjust numbers slightly, but we don't expect any large data cleanse number going forward.

Steve Burch - ntl, Inc - CEO

  If I could further state on the bad debt question, we have begun to institute policies that we find more appealing in the ntl and from Telewest with credit screening, late fee payments, as well as a number of more phone calls to be made. And we're bringing over the Telewest person who's going to handle credit and collections for the combined entity. We really think there's going to be an improvement in bad debt, which will more mirror what we've been seeing in the Telewest performance.

Operator

  Our next question is from the line of David Kestenbaum with Morgan Joseph.

David Kestenbaum - Morgan Joseph - Analyst

  Stephen, can you talk about a little bit about the difference in the UK cable market and the US cable market? And at this point are you comfortable with the systems in place at ntl? And, Jacques, can you talk about -- the content expense at Flextech was a little bit higher than we expected. Can you just comment on that?

Steve Burch - ntl, Inc - CEO

  You want me to go first?

Jacques Kerrest - ntl, Inc - CFO

  Yeah.

Steve Burch - ntl, Inc - CEO

  Good move. It's interesting, I was not certain what to expect when I got over here. I found in terms of -- that they're more similar than they're not. The technology is virtually identical. The terminology is identical. I have been selling three play in the U.S., granted not as extensive as they've been doing at ntl and Telewest, so I was familiar with that. Nobody at this point has a quad play in place, so it's going to be somewhat new to all of us. But it hasn't been all that much of a challenge.

One of the benefits that I inherited is that the team that's going to be in place, much of that was underway in selecting before I arrived, and I quickly endorsed the decisions that were being made by Neil and Jim Mooney in this regard. And I think this organization has put together a terrific management team which is, in my mind, always the key to running a successful Company. We can sell any product as long as we have the right people in place running the business. So the biggest challenge for me is just driving on the other side of the road. But beyond -- in terms of operating, it hasn't been all that different. And I'm actually having a great deal of fun with this business venture. I hope that answers your question.

David Kestenbaum - Morgan Joseph - Analyst

  Yes.

Jacques Kerrest - ntl, Inc - CFO

  And Neil Smith will answer the question about the Company.

Neil Smith - Telewest - CFO

  On the Flextech side, Q4 is always a very rich period for programming as we vie for negotiations for next year's commercial impacts. So we signalled in our Q3 results that we expected an incremental spend on programming. The encouraging thing is that on a sort of evident basis for Flextech, it came in at zero for Q4 as opposed to minus 1 in Q4 of last year. So sequential year on year improvement in the performance of the Flextech business, which we're very pleased with.

Jim Mooney - ntl, Inc - Chairman

  Can you give us any guidance for revenue growth in '06? Is that possible? We're not issuing any guidance at this point. We're just going to hopefully post good numbers and let you stare at them. We're not issuing guidance at this time. Sorry.

Operator

  Our next question is from the line of Romeo Reyes with Jefferies.

Romeo Reyes - Jefferies & Co - Analyst

  Hi. Good afternoon everyone.

Jim Mooney - ntl, Inc - Chairman

  Hi.

Romeo Reyes - Jefferies & Co - Analyst

  Couple of questions. First, one of the most impressive numbers that I see here is that your gross adds increased about 22% year on year. Can you give us a sense of how much of that is your promotional activity on the broadband side? That's the number one question. And if there are any other changes that you made on the marketing front, I guess, to emulate some of the things that Telewest has been doing. Second question is with respect to the difference between a customer churn and RGU churn. There appears to be about a 50 basis point difference between those two, RGU churn a little higher. Are you seeing any sort of downgrades, I guess, from customers that stay with you but go from two to one product or vice versa? It seems like there's been a big difference in the churn there. And then lastly on the business environment, the business has been stabilizing, it seems like. Can you give us a sense of where you see that going? Thanks.

Jim Mooney - ntl, Inc - Chairman

  On the growth, the first question, Romeo, it's hard to start pulling apart what caused what, but the big growth drivers of RGUs, as you mentioned, the entry level broadband price was one factor. But also the talk plans for telephony and the tiered triple play offering, commonly called three for 30, at the entry level, but at the upper end drives substantial ARPU helped bring in a lot of new customers. And then the other key aspect to RGU growth was the upsell cross-sell. As I mentioned, going from 120,000, roughly, to over 180,000 year to year, so getting 60,000 RGUs in the fourth quarter alone from an increase in the cross-sell, upsell activity coming off of those entry level bases for both broadband and triple play. Let me go to the third question on business.

Our real objective there was, in anticipation of the merger with Telewest, was to stabilize the revenue, get the product set right, start winning more customer wins, which Tony's done in our business division and [Banyon's] done in Telewest, and then take advantage of the cost and expense synergies of putting the two companies together to take what, at ntl for example, we're already 40% plus margins and drive them higher. There are other strategic things you can look at, which we will, as you go forward. But right now that's been the strategy and it seems to be working. And we will -- Steve Banyon is going to run the combined Company and he has the blueprint going forward. On the differences between customer churn and RGU churn, I believe some of that has to do with the data cleanse. Jacques, do you want to take that?

Jacques Kerrest - ntl, Inc - CFO

  No, you're right. It has to do with this. You can tell we have in the two tables that we are giving you there is a net RGU adds data, and so you can tell the total and net RGU ads for each of the quarter for both companies. Obviously Telewest compared to ntl on that. And you can tell, as Jim said, obviously the increase in our broadband was through Q2 and Q3 last year, since the broadband new offering started, the 999 started in May and ended in early October. That's where you see the broadband increase in Q2 and Q3. Maybe, Neil, do you want to add something?

Neil Smith - Telewest - CFO

  I'm not sure what to add other than from a Telewest perspective, if you look at customer churning, it was 1.1% in Q4 of last year, it was 1.2% this year. So it was up 0.1. In television it is actually the same, up 0.1, in TV it's up 0.1. We see a very close correlation to RGU in customer. So in the long-term I would expect combined business to show a very similar trend.

Jim Mooney - ntl, Inc - Chairman

  We added this year about six RGUs per customer add, if you look at the full year, which is obviously three times the average. So when you lose customers who have just come on in the year, you're going to tend to lose them at a higher than the average as well. The real question is what's driving that and it's really the fact that you brought them on at a much higher RGU per customer than you historically have, which is good, but you will lose them at that rate as well.

Romeo Reyes - Jefferies & Co - Analyst

  Okay, that's great. A quick follow-up on potentially returning cash to shareholders. Do you get the sense that the debt facilities are going to give you room, restricted baskets or to restrict them in the tests rather, flexible enough to allow you to either pay a dividend or a -- or buyback stock?

Jacques Kerrest - ntl, Inc - CFO

  Yes, that's correct. And obviously we'll be filing all these documents pretty soon, so you will see the details of it. But we have some room. We will be growing. And as the synergy numbers, that Steve has talked about, starts to flow through our income statement, you will see more room for us to generate free cash flow going forward. And we will have enough basket to, as you indicated, but a lot of this is in the details. And there are a lot of baskets in these kind of credit agreements and I don't think it's time to go over this now, but we will have room to reallocate the capital as we go forward.

Romeo Reyes - Jefferies & Co - Analyst

  Thank you. Good job.

Operator

  Our next question is from the line of Tommy Eagan with Oppenheimer & Co.

Tommy Eagan - Oppenheimer & Co - Analyst

   Great, thank you very much. Jacques, I wonder if you could talk a little bit about the expectations for CPE CapEx for both companies, with the rollout of video on demand, DVRs and HD. And then secondly, maybe Neil or Ernie, if you could talk about -- with Sky's acquisition of Easynet and changes in unbundling in the marketplace, how you expect that part of the market to change over the next 18 months? Thanks.

Jacques Kerrest - ntl, Inc - CFO

  The quick answer to your question about CPE, we said that after we announce the merger, going forward a good number to look at is 13 to 15% of revenue in terms of CapEx going forward.

Neil Smith - Telewest - CFO

  And CPE in the detail, then, clearly both companies will have supply arrangements with Pace, Samsung and SA. Both were looking independently at price reductions over the next year. Clearly with the synergy involved then one would hope to see an improvement in that. We also have DVR rollout, which is around about 200 pounds a box, starting now within Telewest and starting shortly with ntl. So that will impact the CPE requirement. But Jacques is right, in the overall, the total CapEx will be around the 14, 15%.

Steve Burch - ntl, Inc - CEO

   In regard to the other question, actually Ernie's not here nor is Neil, but I am so I'll attempt to answer that. I know that Sky has a strong reputation, but we're not overly concerned about their entry into that business. We are the dominant broadband provider in this country and we have a lot of features and services to offer that they are just not that intimidating to us. So I think they are going to probably be more concerned about us then we are about them. We are going to do business as usual, which is continuing to show the growth, to continue to offer the products that we have and enhance what we want to enhance and I think we are going to be just fine in that arena. And better then fine. That's my answer.

Operator

  And our next question is from the line of Ted Barouq with Schroders.

Ted Barouq - Schroders - Analyst

  Just following on the Cable and Wireless announcement today, they were essentially existing the SME market in the UK. Do you have an idea of how many of those customers may be in your franchise areas and what sort of opportunity that that may provide, their exit?

Jim Mooney - ntl, Inc - Chairman

  Well, we have an extensive analysis of Cable and Wireless that I reviewed two weeks ago. I don't have that data right here with me, but I know Steve and Tony have that and are looking at all the possibilities surrounding Cable and Wireless and their customers, et cetera. That was reviewed with me two weeks ago. All of the potential strategic options that the business group has are being looked at. But I don't have that information right in front of me.

Neil Smith - Telewest - CFO

  I would say that both companies operate very happily on high profit margins within the SME market because of the strength of our cable network. So we would be delighted to see any potential prospects come in in our direction.

Operator

  Our next question is from the line of Akshay Shah with Lehman Brothers.

Akshay Shah - Lehman Brothers - Analyst

  Good afternoon. Thank for the conference call. Jacques, can you spend a minute talking about what exactly the tax ruling entails? Thank you.

Jacques Kerrest - ntl, Inc - CFO

   I don't think we want to go into the details. As we said before, we want to be able to borrow the money at the UK level as opposed to the US holding Company level. That's basically the effect of the tax ruling that we are asking for.

Steve Burch - ntl, Inc - CEO

  Any other questions, operator?

Operator

  Sir, we have a question from the line of Guy Lamming with Cazenove.

Guy Lamming - Cazenove - Analyst

  Thanks. Jim, you said that you were looking at premium content and that you are very involved in it. Could you just run us through what the advantages to you would be of having a premium sports channel? And also, I guess, you are referring to the football and that is going to be quite an expensive ticket if you buy a number of the packages. Are you prepared for the hit to EBITDA that you'd incur in the early years if you made a big push into the premium football marketplace?

Jim Mooney - ntl, Inc - Chairman

  Well, we have analyzed the cost of each package, now that sort of the guidelines of bidding and what those packages would be comprised of. The value to us is that right now it is a very one-sided economic equation. Namely, we pay and Sky gets all the money. So, starting from that point, it is very hard to envision a scenario where those economics wouldn't improve. And you are right, you may have a early cash outflow, but we would only be doing this if our business case says that we would have a decent return on that investment going forward.

So, when you have 10% of the subscribers and you enjoy none of the economics, the sky's the limit in terms, no pun intended, in terms of how you can improve your hand when they have 90% of the premium subscribers. We don't really market premium sports because of the poor economics, which is what you get when you are on the other side of a monopoly. So, we are engaged on all fronts in terms of working through this. I believe Malcolm and his team now understand this as well anybody. And we think it would significantly enhance our competitive position to be a participate in some of those six packages. The up-front cash outflow versus the period, period return versus total program return remains to be seen, based on the bidding. But we will obviously stay within boundaries that make economic sense to us.

Guy Lamming - Cazenove - Analyst

   Okay. So if I could make sure I understand that. If the DCF shows positive enough, you'd be prepared to take the pain short-term as you setup the channel?

Jim Mooney - ntl, Inc - Chairman

  It would be like any capital investment, it would have to make sense over the lifetime of the project before we would lay out the CapEx. But, that remains to be seen. I'm not going to talk about our bidding strategy or bidding amounts or anything like that. We feel like right now that if the premier league and the government are serious about creating competition for football, then we are serious about participating in that. That whole thing remains to be seen because we would like to be serious about it.

Steve Burch - ntl, Inc - CEO

  We'll have something more definitive on that in the next several months. We are just analyzing it at this point.

Guy Lamming - Cazenove - Analyst

  Sure. Thanks a lot guys.

Jim Mooney - ntl, Inc - Chairman

  One last question, operator.

Operator

  Our next question is from the line of Martin Hornbuckle with Picas Capital.

Martin Hornbuckle - [Picas Capital] - Analyst

  Hi, good afternoon. A couple of questions, if I may just squeeze them in. The first is to come back to the ARPU question, which as you highlighted, is so key. And really two questions on that. One is on talk plan penetration it's kind of counter intuitive that if usage is falling you are going to get more people signing up for talk plans. What kind of mix are you seeing in terms of the cheaper talk plans versus the more expensive ones? And do you think the trend towards talk plans is one that will continue? And the second question is on customer service. Speaking kind of anecdotally, as a triple play Telewest customer, seems to me that service is deteriorated on the in direction of teleport, both in terms of the reliability of the television service and the ability to get through to call centers. Are you staffed up properly and properly equiped for the launch and the rollout of new products? Is the infrastructure, from a service point of view, customer service point of view, sufficiently robust in your view, or will there need to be more money spent on beefing up the infrastructure ahead of product introduction? Thanks.

Neil Smith - Telewest - CFO

  Why don't I have a go at answering that one? It's Neil Smith. In terms of talk plan penetration, clearly it's been a key aspect of our telephony structure for the last couple of years. And Telewest worked 40% penetration. There will be a limit to how far that can go, absolutely. But what we have done is innovate new ways at launching talk. So instead of what we describe as full fact talk, which is around 24 pounds, we have talk evenings and weekends, which is more attractive to a greater proportion of our customers, which is around 16 pounds 50. And, yes, more customer are now coming in at that talk evenings and weekends. And over time we expect that to continue. We've also launched, which I think is in the press release today, what we call talk anywhere, which is another bundled strategy in the northwest franchise area where you can also bundling international calls, mobile calls. So you are buying a fixed number of minutes irrespective of how you use those minutes.

And as you diversify those talk packages, you can fix your revenues in terms of subscriptions for us, which is a great defense against mobile substitution and other uses declines. So we think there is a great deal of great to be had still in the talk packages. And clearly what we have been doing at Telewest and ntl is doing as well, and on a combined basis we think it will be a very good defensive mechanism for us. In terms of teleport, I'm sorry to hear that you got a bad experience on teleport. It's a rare one, I think, because, as you saw in the presentation, we very recently won a lot of awards on our customer service. We have been very pleased with the level of customer service and customer satisfaction that we have been delivering at Telewest. Clearly as you launch any new product, it can impact upon the customer's experience. We do our utmost to make sure that we minimize that impact and make sure it is a enhancing experience. And I'm sure that as we launch -- continue to rollout VOD within ntl and DVR we will make sure that we are staffed up appropriately.

Steve Burch - ntl, Inc - CEO

   Yes, I've looked at the staffing distribution and I'm fine with that. And I believe there are some synergy costs baked into some of the things we are doing in customer service. So some of the synergy costs that you have before you, or have had before you, include some upgrades in customer service. But the staffing levels look find. What we are expecting to accomplish is through the unification of customer care under Peter and then the head of the call center coming out of Telewest, is just better training, better skill sets in the call center. And that should improve over time. But we are going to go through a lot of changes. So there will be some issues as we go through the synergies, but the long-term they will prove out to be a benefit to us and we will generate some cash flow enhancements and better customer care.

Martin Hornbuckle - [Picas Capital] - Analyst

  Great, thanks very much.

Jim Mooney - ntl, Inc - Chairman

  That concludes our call today. Thank you very much for your attention and we look forward to our next report where we will come back on the first quarter earnings.

Steve Burch - ntl, Inc - CEO

  Thank you very much.

Operator

  Ladies and gentlemen, we thank you for your participation in today's conference. This concludes your presentation and you may now disconnect.